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                                                                    Exhibit 23.6


                    [LETTERHEAD OF GOLDMAN, SACHS & CO.]




PERSONAL AND CONFIDENTIAL
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August 18, 1999

Board of Directors
Metro Networks, Inc.
2800 Post Oak Boulevard
Suite 4000
Houston, TX 77056

Re: Registration Statement of Westwood One, Inc. relating to shares of Common Stock, par value $.01 per share, being registered in connection with Agreement and Plan of Merger with Metro Networks, Inc.

Gentlemen:

Reference is made to our opinion letter dated June 1, 1999 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of Metro Networks, Inc. (the "Company"), of the exchange ratio of 1.50 shares of Common Stock, par value $.01 per share, of Westwood One, Inc. ("Westwood") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of June 1, 1999, by and among Westwood, Copter Acquisition Corp., a wholly-owned subsidiary of Westwood, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Opinion of Metro's Financial Advisor," "The Merger - Background of the Merger," "The Merger - Recommendation of the Board of Directors of Metro and Reasons of Metro for the Merger," and "The Merger - Opinion of Metro's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)